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                                                                 EXHIBIT 10.213


June 22, 1999


J. Jay Hoker
2201 South Flagler
West Palm Beach, Florida 33401


Dear Jay:

This letter supplements and amends your Employment Agreement with Paxson Communications Corporation (the "Company") dated as of June 11, 1998 (the "Employment Agreement"). Effective July 6, 1999, your Employment Agreement shall be deemed amended generally as required to give effect to following terms and conditions:

1. Your employment duties will be changed to reflect that you will be retained by the Company as a consultant and will be paid a retainer fee in connection with making yourself available for such consulting services at a rate of $6,000/month. Actual consulting services preformed shall be subject to mutually acceptable compensation terms and the retainer fee shall not be deemed to require you to perform any consulting services not separately agreed to. You will continue to be reimbursed for business expenses (travel, lodging, etc.) in accordance with the Company's policies in effect from time to time.

2. The term of the consulting services to be provided by you hereunder shall remain in effect through and including January 1, 2000, at which time the Employment Agreement and the consulting services contemplated hereunder shall terminate.

3. It is the intent of the parties that subject only to early termination for cause, as defined under the Employment Agreement, your employment shall otherwise be non-terminable prior to January 1, 2000 and you shall be able to vest into the stock options currently scheduled to vest during the calendar year ended December 31, 1999 under the terms of your various Stock Option Grant Agreements. In addition, any vested and unexercised stock options you hold as of January 1, 2000 shall be exercisable by you or your estate until December 31, 2001 notwithstanding anything to the contrary in any stock option grant agreement.



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J. Jay Hoker
March 7, 2000
Page 2


4. You shall be entitled to COBRA and any regular benefits that the Company provides to terminated employees for a term of eighteen (18) months beginning January 1, 2000. During the remaining term of your employment, you will continue to be eligible to defer a percentage of your monthly compensation, in accordance with the percentage you elected earlier this year under the terms of the Company's deferred compensation plan.

On behalf of the senior management of the Company, your contribution to the success of Paxson has been significant and we are pleased that you will continue to be available to us on a consulting basis.

Should you have any questions with regard to the foregoing, please do not hesitate to contact me at 682-4205.

Sincerely,



Anthony L. Morrison
Executive Vice President, General Counsel

enclosure




Accepted and agreed this _____ day of June, 1999.




J. Jay Hoker